Execution Version
SUPPORT AGREEMENT
(HLND Units)
          This SUPPORT AGREEMENT, dated as of June 1, 2009 (this “Agreement”), is entered into among HH GP Holding, LLC, an Oklahoma limited liability company (“Parent”), HLND MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), Hiland Partners, LP, a Delaware limited partnership (the “Partnership” and, together with Partnership GP, the “Hiland Parties”), Hiland Partners GP Holdings, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), and Hiland Holdings GP, LP, a Delaware limited partnership (“Holdings” and, together with Holdings GP, the “Holdings Parties”). Each of the Parent Parties, the Hiland Parties and the Holdings Parties are referred to herein individually as a “Party,” and they are referred to herein collectively as the “Parties.”
RECITALS
          WHEREAS, simultaneously with the execution of this Agreement, the Parent Parties and the Hiland Parties have entered into an Agreement and Plan of Merger, as it may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Partnership, upon the terms and subject to the conditions set forth therein;
          WHEREAS, Holdings is the record and Beneficial Owner of, and has the right to vote and dispose of, that number of Units set forth next to Holdings’ name on Schedule A hereto; and
          WHEREAS, as an inducement to the Parent Parties and the Hiland Parties entering into the Merger Agreement and incurring the obligations therein, the Parent Parties and the Hiland Parties have required that the Holdings Parties enter into this Agreement.
          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
          Section 1.1 Defined Terms. Terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
          Section 1.2 Other Definitions. For the purposes of this Agreement:
          (a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.
          (b) “Expiration Time” has the meaning set forth in Section 2.1.
          (c) “Holdings Conflicts Committee” means the conflicts committee of the board of directors of Holdings GP.
          (d) “Owned Units” has the meaning set forth in Section 2.1 as supplemented by Section 2.2.
          (e) “Partnership Conflicts Committee” means the conflicts committee of the board of directors of Partnership GP.
          (f) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security. As a verb, “Transfer” shall have a correlative meaning.
          (g) “Units” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all Partnership Interests into which Units may be split, combined, merged, consolidated, reorganized, reclassified, recapitalized or otherwise converted and any rights and benefits arising therefrom, including any dividends or distributions of Partnership Interests or other equity securities which may be declared in respect of the Units and entitled to vote in respect of the matters contemplated by Article II.
ARTICLE II
AGREEMENT TO VOTE
          Section 2.1 Agreement to Vote. Subject to the terms and conditions hereof, Holdings irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the written agreement of the Parent Parties, the Hiland Parties (with respect to Partnership GP, acting through the Partnership Conflicts Committee) and the Holdings Parties (with respect to Holdings GP, acting through the Holdings Conflicts Committee) to terminate this Agreement; and (iv) the termination of the merger agreement, dated as of June 1, 2009, by and among Parent, HPGP MergerCo, LLC, Holdings GP and Holdings (the “HPGP Merger Agreement”), in accordance with its terms, (such earliest occurrence being the “Expiration Time”); provided, however, that if the HPGP Merger Agreement and the Merger (as defined in the HPGP Merger Agreement) shall have been submitted to a vote of Holdings’

Unitholders and the outcome of such vote shall not have constituted a Unitholder Approval (as defined in the HPGP Merger Agreement), the termination of the HPGP Merger Agreement shall not result in the occurrence of the Expiration Time, at any meeting (including each adjourned or postponed meeting) of the Partnership’s Unitholders, however called, or in any other circumstances (including any sought action by written consent) upon which a vote or other consent or approval is sought (any such meeting or other circumstance, a “Unitholders’ Meeting”), Holdings will (A) appear at such Unitholders’ Meeting or otherwise cause the Units Beneficially Owned by Holdings as of the relevant time (“Owned Units”) to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Hiland Parties for written consent, if any, and, (B) vote, or cause to be voted, all of its Owned Units (1) in favor of the adoption and approval of the Merger Agreement (whether or not recommended by Partnership GP’s Board of Directors or any committee thereof) and the transactions contemplated thereby, including the Merger, (2) in favor of the approval of any other matter to be approved by the Unitholders of the Partnership (including, without limitation, an adjournment of the Unitholders’ Meeting) to facilitate the transactions contemplated by the Merger Agreement, including the Merger, (3) against any Alternative Proposal or any transaction contemplated by such Alternative Proposal, (4) against any proposal made in opposition to, or in competition or inconsistent with, the Merger Agreement or the Merger, including the adoption thereof or the consummation thereof, (5) against any extraordinary dividend, distribution or recapitalization by the Partnership or change in the capital structure of the Partnership (other than pursuant to or as explicitly permitted by the Merger Agreement), and (6) against any action or agreement that would reasonably be expected to (a) result in a breach of any representation, warranty or covenant of the Hiland Parties under the Merger Agreement or (b) interfere with, delay or attempt to discourage the Merger or the transactions contemplated by the Merger Agreement.
          Section 2.2 Additional Units. The Holdings Parties hereby agree, while this Agreement is in effect, promptly to notify the Parent Parties and the Hiland Parties of the number of any new Units or any new restricted units, phantom units or unit options of the Partnership (collectively, “Derivative Units”) with respect to which Beneficial Ownership is acquired by Holdings, if any, after the date hereof and before the Expiration Time. Any such Partnership Interests shall automatically become subject to the terms of this Agreement as Owned Units as though Beneficially Owned by Holdings as of the date hereof.
          Section 2.3 Restrictions on Transfer, Etc. Except as provided for herein, the Holdings Parties agree, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer or offer to Transfer any Owned Units; (ii) tender any Owned Units into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of the Holdings Parties freely to exercise all voting rights with respect to the Owned Units. Any action attempted to be taken in violation of the preceding sentence will be null and void. The Holdings Parties further agree to authorize and hereby authorize the Parent Parties and the Partnership to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all of the Owned Units and that this Agreement places limits on the voting of the Owned Units.
          Section 2.4 Proxy. The Holdings Parties hereby revoke any and all previous proxies granted with respect to the Owned Units. By entering into this Agreement, the Holdings Parties hereby grant a proxy appointing Parent, with full power of substitution, as the Holdings

Parties’ attorney-in-fact and proxy, for and in the Holdings Parties’ names, to be counted as present and to vote or otherwise to act on behalf of Holdings with respect to the Owned Units solely with respect to the matters set forth in, and in accordance with Section 2.1. The proxy granted by the Holdings Parties pursuant to this Section 2.4 is, subject to the penultimate sentence of this Section 2.4, irrevocable and is coupled with an interest and is granted in order to secure the Holdings Parties’ performance under this Agreement and also in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement. The proxy granted by the Holdings Parties shall be automatically revoked upon termination of this Agreement in accordance with its terms. The Holdings Parties agree, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.4.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Section 3.1 Representations and Warranties of Holdings Parties. The Holdings Parties, jointly and severally, represent and warrant to both the Parent Parties and the Hiland Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:
          (a) Each of the Holdings Parties has all requisite limited liability company or partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Holdings Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or partnership action on the part of such Holdings Party. No representation or warranty is made concerning whether the consent of Holdings GP, to the extent reserved to Parent pursuant to Section 7.1(d) of the Amended and Restated Limited Liability Company Agreement of Holdings GP, was validly adopted by Parent. This Agreement has been duly executed and delivered by each Holdings Party and, assuming the due authorization, execution and delivery hereof by both the Parent Parties and the Hiland Parties, constitutes a legal, valid and binding agreement of such Holdings Party, enforceable against such Holdings Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
          (b) Except for matters expressly contemplated by this Agreement, neither the execution and delivery by the Holdings Parties of this Agreement, nor the consummation by the Holdings Parties of the transactions contemplated hereby and the performance by the Holdings Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Holdings Parties; (ii) other than pursuant to Sections 13(d) and 16 of the Exchange Act, require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Holdings Parties is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Holdings Parties; or (v) violate or conflict with any Law applicable to the Holdings Parties.
          (c) Holdings GP is the sole general partner of Holdings. Holdings GP is the record and Beneficial Owner of the 0% non-economic general partner interest in Holdings and such general partner interest has been duly authorized and validly issued in accordance with applicable Laws and the Amended and Restated Agreement of Limited Partnership of Holdings. Holdings GP owns all of the general partner interest in Holdings free and clear of any Encumbrances, except pursuant to the organizational or governing documents of any of the Holdings Parties or the Hiland Parties.
          (d) Holdings is the record and Beneficial Owner of the number of Common Units and Subordinated Units of the Partnership constituting Owned Units as of the date hereof as set forth next to Holdings’ name on Schedule A of this Agreement. Holdings owns the Owned Units free and clear of any Encumbrances, except pursuant to the organizational or governing documents of any of the Holding Parties or the Hiland Parties, and has the full legal right, power and authority to vote all of the Owned Units without the consent or approval of, or any other action on the part of any other Person (other than Holdings GP), and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, the Owned Units, in each case, except as provided in this Agreement.
          (e) The Owned Units set forth next to Holdings’ name on Schedule A hereto constitute all of the Partnership Interests of the Partnership that are Beneficially Owned by Holdings as of the date hereof, and, except for the Owned Units and except pursuant to the organizational or governing documents of any of the Holding Parties or the Hiland Parties, Holdings does not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Units or any Derivative Units.
          (f) Except for the representations and warranties contained in this Section 3.1 and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby (including, without limitation, the HPGP Merger Agreement), none of the Holdings Parties nor any other Person on behalf of the Holdings Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.
          Section 3.2 Representations and Warranties of Parent Parties. The Parent Parties, jointly and severally, represent and warrant to both the Holdings Parties and the Hiland Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:
          (a) Each of the Parent Parties has all requisite limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Parent Party. This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof by both the Holdings Parties and the Hiland Parties, constitutes a legal, valid and binding agreement of such Parent Party, enforceable against such Parent Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
          (b) Except for matters expressly contemplated by this Agreement, neither the execution and delivery by the Parent Parties of this Agreement, nor the consummation by the Parent Parties of the transactions contemplated hereby and the performance by the Parent Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Parent Parties; (ii) other than pursuant to Sections 13(d) and 16 of the Exchange Act, require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Parent Parties is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Parent Parties; or (v) violate or conflict with any Law applicable to the Parent Parties.
          (c) Except for the representations and warranties contained in this Section 3.2 and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby (including, without limitation, the Merger Agreement), none of the Parent Parties nor any other Person on behalf of the Parent Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.
          Section 3.3 Representations and Warranties of Hiland Parties. The Hiland Parties, jointly and severally, represent and warrant to both the Holdings Parties and the Parent Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:
          (a) Each of the Hiland Parties has all requisite limited liability company or partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Hiland Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or partnership action on the part of such Hiland Party. This Agreement has been duly executed and delivered by each Hiland Party and, assuming the due authorization, execution and delivery hereof by both the Holdings Parties and the Parent Parties, constitutes a legal, valid and binding agreement of such Hiland Party, enforceable against such Hiland Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
          (b) Except for matters expressly contemplated by this Agreement, neither the execution and delivery by the Hiland Parties of this Agreement, nor the consummation by the Hiland Parties of the transactions contemplated hereby and the performance by the Hiland Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Hiland Parties; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Hiland Parties is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Hiland Parties; or (v) violate or conflict with any Law applicable to the Hiland Parties.
          (c) Except for the representations and warranties contained in this Section 3.3 and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby (including, without limitation, the Merger Agreement), none of the Hiland Parties nor any other Person on behalf of the Hiland Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.
ARTICLE IV
ADDITIONAL COVENANTS OF HOLDINGS
          Section 4.1 Rollover of Partnership Interests. The Holdings Parties agree and acknowledge that in the Merger, (a) the Common Units of which Holdings is the record and Beneficial Owner will remain outstanding as Common Units of the Surviving Entity and will not be converted into the right to receive the Merger Consideration or entitled to any other form of consideration, and (b) the Subordinated Units of which Holdings is the record and Beneficial Owner will remain outstanding as Subordinated Units of the Surviving Entity.
          Section 4.2 Non-Interference; Further Assurances. The Holdings Parties agree that, prior to the termination of this Agreement, no Holdings Party shall take any action that would make any representation or warranty of such Holdings Party contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Holdings Party of its obligations under this Agreement; provided, however, that this restriction shall not in any way restrict or limit the Holdings Parties’ right to terminate the HPGP Merger Agreement in accordance with its terms or obligate the Holdings Parties to waive any conditions set forth in the HPGP Merger Agreement. The Holdings Parties agree, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by the Parent Parties or the Hiland

Parties to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.
ARTICLE V
TERMINATION
          Section 5.1 Termination. This Agreement shall terminate without further action at the Expiration Time.
          Section 5.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
ARTICLE VI
GENERAL
          Section 6.1 Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Expiration Time.
          Section 6.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.
          Section 6.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
          Section 6.4 Governing Law. This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.
          Section 6.5 Specific Performance; Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this

Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party hereto, each of the other parties waive any requirement for the security or posting of any bond in connection with such remedy. In addition, each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware. Each of the parties hereto consents to the service of process or other papers in connection with such action or proceeding in the manner provided in Section 6.7 or in such other manner as permitted by Law and, to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and that service of process may, to the fullest extent permitted by law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to the above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as such agent.
          Section 6.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY

LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 6.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
To the Parent Parties:
HH GP Holding, LLC
302 North Independence
Enid, OK 73701
Facsimile: (580) 242-4703
Attention: Harold Hamm
with copies to:
Baker Botts L.L.P.
910 Louisiana
Houston, TX 77002
Facsimile: (713) 229-1522
Attention: Joshua Davidson
  Paul Perea
To the Hiland Parties:
Hiland Partners, GP
205 West Maple
Suite 1100
Enid, OK 73701
Facsimile: (580) 616-2080
Attention: Joseph L. Griffin
with copies to:
John T. McNabb, II
363 North Sam Houston Parkway East
Suite 550
Houston, TX 77060
Facsimile: (281) 445-4298
and

Conner & Winters, LLP
4000 One Williams Center
Tulsa, OK 74172
Facsimile: (918) 586-8625
Attention: Robert A. Curry
To the Holdings Parties:
Hiland Holdings GP, LP
205 West Maple
Suite 1100
Enid, OK 73701
Facsimile: (580) 616-2080
Attention: Joseph L. Griffin
with copies to:
Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, TX 75201
Facsimile: (214) 855-8000
Attention: Kenneth L. Stewart
  Bryn A. Sappington
or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
          Section 6.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          Section 6.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          Section 6.10 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.
          Section 6.11 Amendments. This Agreement may not be amended, supplemented or otherwise modified except by the express written agreement signed by all of the parties (with respect to Holdings GP, acting through the Holdings Conflicts Committee and with respect to Partnership GP, acting through the Partnership Conflicts Committee) to this Agreement.
          Section 6.12 Extension; Waiver. At any time prior to the Expiration Time, by mutual agreement of any two of the Parent Parties, the Hiland Parties (with respect to Partnership GP, acting through the Partnership Conflicts Committee) and the Holdings Parties (with respect to Holdings GP, acting through the Holdings Conflicts Committee), such Parties may (i) extend the time for the performance of any of the obligations of the third Party, (ii) waive any inaccuracies in the representations and warranties of the third Party contained in this Agreement or in any document delivered under this Agreement or (iii) waive compliance with any of the covenants or conditions of the third Party contained in this Agreement. Any agreement on the part of such Parties to any extension or waiver will be valid only if set forth in an instrument in writing signed by such Parties. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
          Section 6.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 6.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.
          Section 6.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
          Section 6.16 Action in Unitholder Capacity Only. The parties acknowledge that this Agreement is entered into by Holdings and Holdings GP solely in their capacity as the Beneficial Owner of the Owned Units and the general partner of such Beneficial Owner, respectively.

          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

HH GP HOLDING, LLC
By:	/s/ Harold Hamm
Harold Hamm
President

HLND MERGERCO, LLC
By:	/s/ Harold Hamm
Harold Hamm
President

HILAND PARTNERS GP, LLC
By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

HILAND PARTNERS, LP
By:	Hiland Partners GP, LLC,
its General Partner

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

HILAND PARTNERS GP HOLDINGS, LLC
By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President
Signature Page to Support Agreement (HLND Units)

HILAND HOLDINGS GP, LP
By:	Hiland Partners GP Holdings, LLC,
its General Partner

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President
Signature Page to Support Agreement (HLND Units)

Schedule A
BENEFICIAL OWNERSHIP OF UNITS

Hiland Holdings GP, LP

Common Units	2,321,471

Subordinated Units	3,060,000